EXHIBIT X

Information with respect to Transactions Effected During the Past Sixty Days

All of the below transactions in the Common Stock were traded in the ordinary course over The NASDAQ Global Market.

Abdiel Capital Advisors, LP serves as the investment manager of Abdiel Qualified Master Fund, LP and effected the below transactions.

Transaction Date	Transaction Type	Amount of Securities	Price Per Share
12/24/2018	Purchase	2,420	$24.74	(1)
12/24/2018	Purchase	42,170	$26.02	(2)
12/26/2018	Purchase	769	$26.17
01/02/2019	Purchase	2,343	$26.21	(3)

Abdiel Capital Advisors, LP serves as the investment manager of Abdiel Capital, LP and effected the below transactions.

Transaction Date	Transaction Type	Amount of Securities	Price Per Share
12/24/2018	Purchase	80	$24.74	(1)
12/24/2018	Purchase	1,402	$26.02	(2)
12/26/2018	Purchase	31	$26.17
01/02/2019	Purchase	2,602	$26.21	(3)

(1)

The price reported for the Common Stock is a weighted average price. These shares were purchased in multiple transactions at prices ranging from $24.65 to $24.75. The Reporting Person undertakes to provide, upon request by the staff of the Securities and Exchange Commission, full information regarding the number of shares purchased at each separate price within the range set forth in this footnote.

(2)

The price reported for the Common Stock is a weighted average price. These shares were purchased in multiple transactions at prices ranging from $25.72 to $26.21. The Reporting Person undertakes to provide, upon request by the staff of the Securities and Exchange Commission, full information regarding the number of shares purchased at each separate price within the range set forth in this footnote.

(3)

The price reported for the Common Stock is a weighted average price. These shares were purchased in multiple transactions at prices ranging from $26.04 to $26.25. The Reporting Person undertakes to provide, upon request by the staff of the Securities and Exchange Commission, full information regarding the number of shares purchased at each separate price within the range set forth in this footnote.